Exhibit 10.21

EMPLOYMENT AGREEMENT

Between

Coty Inc,
hereinafter: the “Company”

And

Sergio Perdreiro
Domiciled at rue Pedro Muraro 55, Casa 8
Curitiba, PR, 82030-620
Brazil

hereinafter: the “Employee”

Preamble		1

1.	Employment, Description of Scope	1

2.	Additional Responsibilities, Directorships, Offices	1

3.	Compensation	2

4.	Benefits	2

5.	Termination	3

6.	Inventions, Industrial Rights	4

7.	Code of Business Conduct, Confidentiality	5

8.	General	5

Preamble

The Company, Coty Inc., (“Coty”) has its head offices at 2 Park Avenue, New York, NY 10016.

1.	Employment, Description of Scope

1.1	The Employee shall start employment with the Company as of February 1, 2009. The employment shall be for an indefinite period. The Employee confirms that Employee is not bound by any non-competition restrictions or other understanding preventing Employee from entering into this Agreement.

1.2	The Employee shall act as Chief Financial Officer. The full description of this role is as described in the conversations between the Employee and the Company. The Company reserves the right to transfer the Employee to another comparable position according to Employee’s professional qualifications. In performing his duties the Employee shall comply with all local laws, the articles of association, the by-laws of the Company and resolutions of the Company’s Board, The Employee shall be a regular member of Coty Executive Committee and report to the Chief Executive Officer of Coty. In the execution of the Employee’s duties, the Employee shall follow Company and Coty policies.

1.3	The Employee’s authority to represent the Company is governed by the by-laws of the Company, as well as specific directions given to the Employee by the Company’s Board, and by Employee’s business leader.

1.4	The Employee will coordinate his activities with the appropriate divisions, departments and companies within Coty, as designated by his business leader. The Employee may also in appropriate circumstances report to members of Coty in addition to normal reporting lines existing within the Company.

If there are conflicting instructions at Company and Coty level, the Employee will contact the next higher level within Coty in order to have the conflict resolved.

All personnel matters with respect to the Employee are exclusively handled by the Company which will coordinate internally with Coty.

1.5	The place of employment shall be the Company’s office at Two Park Avenue, New York, NY, USA provided, however, that within the normal course of his duties the Employee may be required to travel extensively and that Employee may be requested to relocate in accordance with the Company’s needs or as directed by Coty.

2.	Additional Responsibilities, Directorships, Offices

2.1	The employment is on full-time basis; the Employee may, however, be requested by the Company to take additional responsibilities such as directorships on the Boards of Companies belonging to Coty or as representative on industry panels etc. The Employee agrees to accept such additional responsibilities without additional compensation except for nominal compensation as may be required under local laws, in which case it shall be deducted from Employee’s base salary, and travel expenses.

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2.2	Coty may, without an obligation to do so, offer the employee to take over a directorship in one or more companies of Coty or offer or encourage the Employee to accept a position in an outside organization such as an industrial association. In such case, the Employee will represent the Interests of Coty within that company or organization in addition to his obligations under the present Employment Agreement. Should a conflict arise between the Employee’s obligations to the Company and his other directorship(s) the Employee will advise Coty accordingly.

2.3	The Employee hereby agrees to resign, without delay and without right of retention, from all directorships or other offices (as outlined in the preceding paragraph) whenever so directed by the Company and/or Coty and immediately so upon termination of Employee’s work duties for the Company unless expressly provided otherwise in writing. Any shares in the affiliates of the Company held by the employee, at Coty’s or the Company’s direction, shall be transferred immediately, whenever and as the Company Or Coty directs and upon termination of Employee’s work duties.

2.4	The Employee may serve on the board of other civic, charitable and corporate entities and manage his personal investments and affairs, provided such activities do not interfere with the Employee’s duties and responsibilities and do not provide additional revenues to the Employee except for nominal compensation as may be required under local laws.

3.	Compensation

3.1	The Employee shall receive a basic annual gross salary of 450,000 USD (four hundred and fifty thousand dollars) which shall be payable in 24 equal installments subject to the deduction of statutory charges, such as tax, social security, and health insurance (where applicable). The Company may decide to change the intervals of payment by introducing weekly or bi-weekly payment or in any other intervals, at the Company’s discretion and if permitted by local laws. The annual salary shall be reviewed in regular annual intervals. Next salary review shall occur in July 2010.

The Employee acknowledges that- the salary payable under the preceding paragraph has been determined In light of overtime which may be incurred from time to time by the employee and is inclusive of any additional compensation due in consideration for such overtime under local laws.

3.2	In addition to annual base salary the Employee shall be part of the Coty Annual Performance Plan (“APP”) with a Target Award at 50% (fifty percent) of Employee’s basic gross annual salary. Details of the APP shall be communicated in separate documents.

The Employee shall participate in the Coty APP as outlined therein. The Employee understands that the Coty APP is subject to review, amendment and termination by Coty In its sole discretion at any time. The Employee shall have no vested right or expectancy to benefits which are modified or deleted in accordance with the APP, and the amount, calculation and proportion of his award is not guaranteed by Coty or any entity of Coty, except as provided in the APP.

In determining the Employee’s award, if any, in the APP, Coty may consider the business results of the Company as well as other appropriate entities within Coty as provided in the APP.

4.	Benefits

4.1	The Employee participates in the Company 401(k) Plan. Information regarding the US Company Pension Plan has been provided to the Employee.
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4.2	The Employee will participate in such of the Company’s Social Welfare Programs (health, life, disability) in the same manner and to the same extent as other employees similarly situated.

In case of illness the Company will continue to pay the base salary less such sums as the Employee is entitled to receive by way of statutory sick pay and any other sickness or invalidity benefits from any local institution, public health insurance, or any other Insurance or scheme which is wholly or partly funded by a Coty or Company scheme for the period of four weeks; after a period of employment of at least five years, the duration of sick pay as outlined in the preceding sentence shall be 13 weeks.

In case of death the Company shall continue to pay the base salary for a period of one (1) month following the month in which death occurred. This month’s base salary will be paid to the Employee’s spouse or to his estate if the Employee is not survived by a spouse.

4.3	The Employee shall be entitled to an annual vacation of 20 work days (work days being defined as the regular office work days of the Company). Any vacation days which are not taken before the end of May of the following year, regardless of reason not taken, shall be forfeited without compensation.

In planning vacation the Employee will duly consider the business requirements of the Company and will coordinate vacation days with his immediate Supervisor.

4.4	Any work related travel shall be subject to the Coty Travel Policy. All travel expenses must be properly accounted for and documented and shall be filed for reimbursement without delay. Any request for reimbursement shall be subject to local tax rules, the provisions of the Coty Travel Policy, and must first be approved by the Employee’s immediate supervisor.

4.5	The Employee is eligible to the Long Term Incentive Plan (LTIP) provided by Coty. All grants are subject to the approval of the Board of Coty. Upon the start of his employment, the Employee shall receive an initial grant of 50’000 options, which shall automatically vest after five years. Detailed information on this grant shall be provided under separate cover. The grant is subject to the formal acceptance and signature by the Employee of the Confidentiality, Inventions and Non Compete Agreement, a copy of which has been provided to the Employee.

5.	Termination

5.1	Either party may terminate this Agreement by six months written notice.

Should the Company terminate this Agreement without Cause, the Employee shall receive a severance amounting to six (6) months base salary.

If local laws or collective bargaining agreements require different notice periods or procedures, such practices shall be equally applicable to the termination by either party.

Any severance amounts paid shall be reduced by any amounts paid during the notice period.

5.2	For purposes hereof, “Cause” means a circumstance described as follows:

(i) a Participant’s willful and continued failure substantially to perform his duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by such Participant for Good Reason) which failure continues for more than 30 days after receipt by the Participant of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause,

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(ii) any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by a Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its Affiliates,

(iii) a Participant’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business, or

(iv) a Participant’s breach of any restrictive covenants by which he or she is bound.

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

5.3	In the event the Company terminates this Agreement with Cause, the Company may decide to terminate the Agreement without notice period immediately, without liability for compensation or damages.

5.4	If this Agreement is terminated by notice of either party, the Company may release the Employee from his work duties at any time, including, but not limited to, the request that the Employee takes annual vacation in accordance with local laws, provided that all other provisions of this Agreement continue to be in effect, including the payment of compensation until the termination becomes effective and that the Employee shall continue to receive his compensation as provided in this Agreement.

5.5	Upon terminating his employment for any reason or whenever so directed by the Company or Coty, the Employee will return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Employee has received, or in or on which Employee has stored or recorded Company or Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company or Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without right of retention.

6.	Inventions, Industrial Rights

The Employee shall disclose promptly to the Company any invention, patentable or otherwise, which during the term of employment and within one (1) year thereafter previously has been or may be hereafter conceived, developed or perfected by the Employee, either alone or jointly with another or others, and either during or outside employment, and which pertains to any activity, business, process, equipment, material, product, system or service, in which the Company has any direct or indirect interest whatsoever.

All right, title and interest in and to such inventions shall belong to the company which has employed the Employee at the time the invention was made, unless statutory local law provides otherwise. To the extent that statutory law applicable to such Inventions provides for mandatory compensation, the Company and Coty are entitled to consider the payment of such separate compensation in determining the Employee’s share in any bonus scheme, such as the Coty Long-Term incentive Plan or the Coty APP.

The provisions of the preceding paragraph shall apply similarly to any other industrial or intellectual property rights which the Employee creates as part of his employment with any entity of Coty. Local laws notwithstanding, the Employee will offer the exclusive right to use the invention and/or right to Coty. The Employee will reasonably cooperate with any Coty entity in any filings it makes regarding such inventions and/or rights.
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The right to use any software or other computer programs prepared or amended by the Employee shall be transferred exclusively to the Company. The right to use shall be unlimited and includes the right to reproduce, amend or change the software or to transfer such rights to third parties. Compensation for the transfer of these rights shall be included in and covered by the Employee’s base salary, To the extent that statutory law requires separate compensation, Coty Is entitled to consider the payment of such separate compensation in determining the Employee’s share in the Coty APP or Coty’s Long-Term Incentive Plan. The Employee expressly waives any right to receive the original or copies, including author’s copies, of such software or programs.

The provisions of this article shall survive the term of this Agreement and shall be binding upon the Employee’s executors, administrators or assigns, unless waived in writing by the Company or Coty.

7.	Code of Business Conduct, Confidentiality

The Employee will comply with Coty Code of Business Conduct, a summary of which has been provided to the Employee.

The Employee shall not disclose, directly or indirectly, during or any time following employment, to others or use for Employee’s own benefit or for the benefit of others and agrees to keep strictly confidential all information concerning the Company or any other entity within Coty except:

(i) As such disclosure or use shall have been approved in advance by the Company or Coty;

(ii) As such disclosure or use may be required or appropriate in connection with the Employee’s work as an employee of the Company or any other entity within Coty;

(iii) When required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or any other entity within Coty or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Employee to divulge, disclose or make accessible such information;

(iv) As to such confidential information that becomes generally known to the public or trade.

This duty of confidentiality applies in addition to all applicable laws regarding the protection of trade secrets and includes, but is not limited to, any internal papers and documents, business secrets or know-how, proprietary information, business or marketing plans, cost calculations, financial or other data, profit plans, inventions, discoveries, processes, drawings, notes, customer or supplier information and any other internal information which the Employee has received, used, observed, been exposed to or had access to in the course of his employment with an entity of Coty.

8.	General

8.1	This Employment Agreement relates only to the Employee’s employment with the Company. Nothing within this Agreement shall be construed as to constitute an Employment Agreement with Coty or any of its entities, other than the Company.

This Agreement, including the revised offer letter dated November 18, 2008 and all documents expressly mentioned herein constitutes the full agreement; any verbal or prior agreements shall be null and void. Any amendments to this Agreement, including a change of this sentence, must be made in writing only and signed by the Employee and the Company. Any verbal assurances or agreements are not binding unless reduced to written form and signed by both parties.
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8.2	The provisions of this Agreement shall be subject to the laws of the State of New York (USA) without regard to its conflict of laws provisions.

The Courts of USA shall have jurisdiction over all disputes arising out of or in reference to this Agreement, provided however that as to any claims or causes of action against Coty, the appropriate State and Federal courts located in New York, New York, shall have exclusive jurisdiction and venue and the parties hereby consent to such exclusive jurisdiction and venue. Unless otherwise prohibited by local laws, the parties agree that any damages shall be limited to actual damages and shall not include any special, punitive, consequential or similar damages.

The Employee shall be entitled to indemnification by the Company and Coty to the fullest extent permitted by their operating agreement and by-laws, respectively, subject to applicable law. Any expenses (including damages, losses, judgments, fines, penalties, settlements, costs, attorneys’ fees, and expenses of establishing a right to indemnification) that are subject to such indemnification and are or may be incurred in connection with a proceeding shall be paid by the Company within 30 days of a request by the Employee, which shall be accompanied by documentation substantiating such expenses.

Employee acknowledges and agrees that the Company and Coty have no adequate remedy at law for a beach or threatened breach of any of the provisions of the Confidentiality Agreement and Sections and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, the Company and Coty will suffer irreparable harm that cannot be adequately compensated by money damages. Employee agrees that, in addition to any remedies at law, the Company and Coty shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company or Coty from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. With respect to any breach or threatened breach of the Confidentiality Agreement and section 6 and 7 of this Agreement, Employee expressly waives the claim or defense that the Company has an adequate remedy at law, unless such waiver is prohibited by law, and expressly waives any requirement that the Company or Coty post bond or security prior to seeking equitable relief.

8.3	Any grievance relating to employment should be referred to Employee’s Department Head.

Headings used in this Agreement are meant to facilitate reading this Agreement and do not serve as definitions or interpretation of the respective provisions.

If one or more of the provisions of this Agreement is or becomes wholly or partly invalid or unenforceable, or if this Agreement fails to cover an issue which the parties would have covered had they thought of it at the time of the Agreement, such invalidity, unenforceability or missing provision shall not affect the validity of the remaining provisions of this Agreement. Such invalid, unenforceable or missing provision shall be replaced by a valid provision which best reflects the intentions of the parties to this Agreement in accordance with the valid provisions of this Agreement, applicable laws and the Company and Coty Policies referred to in this Agreement.

No provision of this Agreement shall be deemed waived and no breach shall be excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

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Any references to the masculine gender herein are for convenience only.

New York, USA, November 18, 2008

/s/ Bernd Beetz	/s/ Géraugo-Marie Lacassagne
Bernd Beetz	Géraugo-Marie Lacassagne
C.E.O.	SVP, Human Resources

/s/ Sergio Perdreiro
Sergio Perdreiro

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